Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-89037, 333-33580 and 333-50886 of The ServiceMaster Company on Form S-8 of our report dated June 24, 2004, appearing in this Annual Report on Form 11-K of the ServiceMaster Profit Sharing and Retirement Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
June 28, 2004












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